                                                           EXHIBIT 99.7(viii)(i)


                               AMENDMENT NO. 1 TO

         AUTOMATIC REINSURANCE AGREEMENT NO. 2001-47, DATED JULY 1, 2001

                                     between

            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                                (CEDING COMPANY)

                                       and

                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

                                   (REINSURER)

Effective January 28, 2002, this Amendment is hereby attached to and becomes a part of the above-described Reinsurance Agreement. It is mutually agreed that:

      - SCHEDULE A, PLANS OF REINSURANCE, is hereby replaced by the attached Schedule A to document, under Paragraph F, the addition of Vision Class B shares as a covered product under the terms of this Agreement. Note that Vision Class A shares, the Vision product currently reinsured hereunder, will continue to be sold under the terms currently existing hereunder for that product.

      -     EXHIBIT II, REINSURANCE PREMIUMS, is hereby replaced by the attached
            Exhibit II to set forth the reinsurance premiums applicable to Vision Class B shares.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and supplements thereto.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA

By:     _______________________________________________

Date:   _______________________
            David Libbey, Vice President and CFO

Attest: _______________________________________________
            Marc Costantini, Vice President



AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

By:     _______________________________________________

Date:   _______________________
            Michael W. Pado, President

By:     _______________________________________________
            Dina Greenbaum, Assistant Vice President

Attest: _______________________________________________
            Julia Cornely, Assistant Vice President

                                   SCHEDULE A

                              PLANS OF REINSURANCE

A.    REINSURER's Quota Share Percentage:

      100%

B.    Issue Dates:

      New Policies issued on or after July 1, 2001

      Contractholders may, at their sole discretion, elect, revoke or make changes to their contract within sixty (60) days (hereinafter known as the 60-day window) of the contract issue date. The election or termination of any optional rider within the 60-day window will be retroactive to date of issue, and will be covered under this Agreement. All reinsurance premiums and claims will be trued up accordingly. The CEDING COMPANY will identify the policies covered under the 60-day window by submitting policyholder information on a separate data form. The CEDING COMPANY does not plan to market or develop a program highlighting this 60-day window. (Note: A maximum of 15% of contracts reported in any month will be covered under the 60-day window for contracts that have passed their statutory free-look period. There will be no limit for contracts that are still within their statutory free-look period.

C.    GMDB (Contractual Death Benefit) Reinsured:

      Venture Basic Benefit for issue ages 0-80
      Annual Ratchet to attained age 81; frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis.

      Venture Basic Benefit for issue ages 81-85
      Return of Net Considerations; reduced for withdrawals on a dollar-for-dollar basis.

      Vision Basic Benefit for issue ages 0-80
      Rollup to attained age 81 subject to 200% of net considerations; return of net considerations thereafter and reduced for withdrawals on a dollar-for-dollar basis.

      Venture III Basic Benefit for issue ages 0-85
      Return of Net Considerations; reduced proportionately for withdrawals.

      Venture III Optional Enhanced Benefit for issue ages 0-80
      Annual Ratchet to attained age 81; frozen thereafter and reduced proportionately for withdrawals.


                                                                   Continued....

                        SCHEDULE A, PLANS OF REINSURANCE

                                   (Continued)


D.    EEB (Contractual Death Benefit) Reinsured:

      Venture and Venture III GEM rider for issue ages 0-69
      40% of the contract earnings, where contract earnings are subject to a maximum of 100% of net purchase payments.

      Venture and Venture III GEM rider for issue ages 70-85
      25% of the contract earnings, where contract earnings are subject to a maximum of 100% of net purchase payments.

      Note:

      - Partial withdrawals will reduce the GEM death benefit on a proportional basis.

      -     Excluding the initial deposit, additional deposits made in the six
            (6) months prior to death will not be included in determining the cap on the total purchase payment not withdrawn.

E.    Spousal Continuances

      A Spousal Continuation occurs if the deceased owner's spouse is the beneficiary. The surviving spouse continues the contract (including any optional benefits if these benefits had been elected by the deceased owner) as the new owner (referred to as a spousal continuation). In such a case, the distribution rules applicable when a contract owner dies will apply when the spouse, as the owner, dies. In addition, a death benefit will be paid upon the death of the spouse. For purposes of calculating the Death Benefit payable upon the death of the surviving spouse, the death benefit paid upon the first owner's death will be treated as a payment to the contract. In addition, all payments made and all amounts deducted in connection with partial withdrawals prior to the date of the first owner's death will not be considered in determination of the Death Benefit. In determination of the Death Benefit, the Anniversary Values for all prior Contract Anniversaries will be set to zero as of the date of the first owner's death.

      Provided that the CEDING COMPANY can individually identify Spousal Continuances, as shown in Schedule C, the REINSURER will cover Spousal Continuances under this Agreement and will treat them as new issues to the extent that, at time of continuance:

            a. this Agreement is open for new business as defined in Article XX, Paragraph A, and

            b. the attained age of the surviving spouse satisfies the issue age restrictions and benefit limitations under the Related Contracts covered by this Agreement.


                                                                   Continued....

                        SCHEDULE A, PLANS OF REINSURANCE

                                   (Continued)


F.    Related Contracts:

            Venture, Vision and Venture III Variable Annuity policy forms and associated rider forms specified below

            Policy Forms
            VENTURE.001; VENTURE.001.94; VENTURE.001.98

            VENTURE.003; VENTURE.003.98

            VENTURE.004

            VENTURE.005; VENTURE.005.98

            VISION.001; VISION.001.94; VISION.001.98; VISION.002; VISION.002.98

            VENTURE.100 (Consisting of: VENTURE.100.S01V00, VENTURE.100P01V00,
                  VENTURE.100P02V00, VENTURE.100P03V00, VENTURE.100P04V00,
                  VENTURE.100P05V00, VENTURE.100P06V00, VENTURE.100P07V00,
                  VENTURE.100P08V001, VENTURE.100P09V00, VENTURE.100P10V00,
                  VENTURE.100P11V001, VENTURE.100P12V00, VENTURE.100.T01V00

            GEM Rider Form
            BR009.00; BR009.00G

            Annual Step Rider Form
            BR002.99; BR010.00; BR010.00G

                                   EXHIBIT II

                              REINSURANCE PREMIUMS

FOR CONTRACTS WITH CUMULATIVE DEPOSITS < $4 MILLION:

                                             REINSURANCE PREMIUMS     GUARANTEED
       VENTURE GMDB           ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
Annual Ratchet                    0-49         5.75         8.75         22.00
                                 50-59        11.00        19.25         48.25
                                 60-69        20.00        40.00        100.00
                                 70-79        33.00        74.25        185.75
Return of Premium                80-85        35.00        87.50        218.75

                                             REINSURANCE PREMIUMS     GUARANTEED
  VISION GMDB (CLASS A)       ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
5% Rollup                         0-49         6.50         9.75         24.50
                                 50-59        13.50        23.75         59.50
                                 60-69        25.50        44.75        112.00
                                 70-79        45.00        90.00        225.00

  VISION GMDB (CLASS B)                      REINSURANCE PREMIUMS     GUARANTEED
EFFECTIVE JANUARY 28, 2002    ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
5% Rollup                         0-49         6.75        10.00         24.50
                                 50-59        13.75        24.00         59.50
                                 60-69        25.75        45.00        112.00
                                 70-79        45.25        90.25        225.00

                                             REINSURANCE PREMIUMS     GUARANTEED
    VENTURE III GMDB          ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
Return of Premium                 0-49         2.75         4.25         10.75
                                 50-59         5.75        10.25         25.75
                                 60-69        13.00        22.75         57.00
                                 70-79        27.00        54.00        135.00
                                 80-85        35.00        78.75        197.00

Annual Ratchet                    0-49         5.75         8.75         22.00
                                 50-59        11.00        19.25         48.25
                                 60-69        20.00        40.00        100.00
                                 70-79        32.00        72.00        180.00

*The current maximum premium rate shall be in effect for a minimum of twenty
(20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

                        EXHIBIT II, REINSURANCE PREMIUMS

                                   (CONTINUED)

FOR CONTRACTS WITH CUMULATIVE DEPOSITS >OR = $4 MILLION:

                                             REINSURANCE PREMIUMS     GUARANTEED
       VENTURE GMDB           ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
Annual Ratchet                    0-49         5.75        11.50         22.00
                                 50-59        11.00        24.75         48.25
                                 60-69        20.00        50.00        100.00
                                 70-79        33.00        90.75        185.75
Return of Premium                80-85        35.00       105.00        218.75

                                             REINSURANCE PREMIUMS     GUARANTEED
   VISION GMDB (CLASS A)      ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
5% Rollup                         0-49         6.50        13.00         24.50
                                 50-59        13.50        30.50         59.50
                                 60-69        25.50        57.50        112.00
                                 70-79        45.00       112.50        225.00

   VISION GMDB (CLASS B)                     REINSURANCE PREMIUMS     GUARANTEED
EFFECTIVE JANUARY 28, 2002       ISSUE AGES  MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
5% Rollup                         0-49         6.75        13.25         24.50
                                 50-59        13.75        30.75         59.50
                                 60-69        25.75        57.75        112.00
                                 70-79        45.25       112.75        225.00

                                             REINSURANCE PREMIUMS     GUARANTEED
     VENTURE III GMDB         ISSUE AGES     MINIMUM     MAXIMUM*       MAXIMUM
--------------------------------------------------------------------------------
Return of Premium                 0-49         2.75         5.50         10.75
                                 50-59         5.75        13.00         25.75
                                 60-69        13.00        29.25         57.00
                                 70-79        27.00        67.50        135.00
                                 80-85        35.00        96.25        197.00

Annual Ratchet                    0-49         5.75        11.50         22.00
                                 50-59        11.00        24.75         48.25
                                 60-69        20.00        50.00        100.00
                                 70-79        32.00        88.00        180.00

*The current maximum premium rate shall be in effect for a minimum of twenty
(20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

                        EXHIBIT II, REINSURANCE PREMIUMS

                                   (CONTINUED)

EEB PREMIUMS REGARDLESS OF CONTRACT SIZE:

                                                     REINSURANCE      GUARANTEED
     VENTURE GEM (EEB)              ISSUE AGES        PREMIUMS*         MAXIMUM
--------------------------------------------------------------------------------
                                        0-49             3.75             9.50
                                       50-59             8.75            22.00
                                       60-69            16.50            41.25
                                       70-79            18.00            45.00
                                       80-85            40.00           100.00

                                                     REINSURANCE      GUARANTEED
   VENTURE III GEM (EEB)            ISSUE AGES        PREMIUMS*         MAXIMUM
--------------------------------------------------------------------------------

With ROP Death Benefit                  0-49             3.25             8.25
                                       50-59             7.75            19.50
                                       60-69            15.50            38.75
                                       70-80            16.75            42.00

With Annual Ratchet Death Benefit       0-49             3.75             9.50
                                       50-59             8.75            22.00
                                       60-69            16.50            41.25
                                       70-79            18.00            45.00
                                       80-85            40.00           100.00

*The current premium rate shall be in effect for a minimum of twenty (20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.